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SpectRx, Inc.                                                      EXHIBIT 11.1
COMPUTATION OF LOSS PER SHARE
(in thousands, except per share data)


                                      Three Months
                                     Ended March 31,
                                   -------------------
                                    1997        1998
                                    ----        ----
Net Loss                           (1,249)    (1,957)


Weighted average Common Stock
outstanding during the period      1,494        7,749
Basic and Diluted
                                   -----       ------


Loss Per Share Basic and Diluted   (0.84)       (0.25)